   As filed with the Securities and Exchange Commission on December 29, 1998
                                                   Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                           --------------------------

                                FMC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                     94-0479804
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

       200 East Randolph Drive                             60601
          Chicago, Illinois                             (Zip Code)
(Address of Principal Executive Offices)

            FMC Corporation Non-Qualified Retirement and Thrift Plan
                              (Full Title of the Plan)

                               Steven H. Shapiro
               Associate General Counsel and Assistant Secretary
                                FMC Corporation
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                    (Name and Address of Agent for Service)

                                (312) 861-6000
         (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:

                                Steven J. Gavin
                                Winston & Strawn
                              35 West Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 558-5600

                                               CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
           Title of securities              Amount to be   Proposed maximum offering   Proposed maximum aggregate     Amount of
             to be registered                registered         price per unit             offering price (1)      registration fee
-----------------------------------------------------------------------------------------------------------------------------------
FMC Corporation Non-Qualified Retirement     $25,000,000            100%                      $25,000,000               $6,950
and Thrift Plan Obligations (2)...........
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee.
(2) The FMC Corporation Non-Qualified Retirement and Thrift Plan Obligations are unsecured obligations of FMC Corporation to pay deferred compensation in the future in accordance with the FMC Corporation Non-Qualified Retirement and Thrift Plan, as amended.

        PART I -- INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     FMC Corporation shall deliver the document containing the information in Part I of this Registration Statement on Form S-8 to each participant in the FMC Corporation Non-Qualified Retirement and Thrift Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such document is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). Such document and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         PART II -- INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission by FMC Corporation, a Delaware corporation (the "Company" or the "Registrant"), are incorporated, as of their respective dates, into this Registration Statement by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 18, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as filed with the Commission on May 13, 1998, August 13, 1998 and October 30, 1998, respectively, under the Exchange Act; and

     (c)  The Company's Current Reports on Form 8-K dated April 15, 1998,
          April 17, 1998 and April 24, 1998, as filed with the Commission on April 17, 1998, April 20, 1998 and April 27, 1998, respectively, under the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Under the FMC Corporation Non-Qualified Retirement and Thrift Plan, as amended (the "Plan"), the Company provides a select group of management or highly compensated employees ("Participants") identified by the Employee Welfare Benefits Plan Committee (the "Committee") of the Company who are prohibited from
(i) fully contributing to the FMC Employees' Thrift and Stock Purchase Plan and
(ii) receiving full benefits under the FMC Corporation Salaried Employees' Retirement Plan (collectively, the "Tax-Qualified Plans") due to limitations imposed on the Tax-Qualified Plans by the Internal Revenue Code the opportunity to elect to defer all or a specified portion of their compensation. The portions of compensation deferred under such elections are referred to herein as the "Obligations".

     The Obligations are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan and rank equally with other unsecured and unsubordinated indebtedness of the Company. The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Company has established a grantor trust (the "Trust") to hold assets to be used for payment of the Obligations. However, the assets of the Trust shall remain the assets of the Company subject to the claims of its general creditors. The Obligations shall be paid in cash on the last day of the sixth calendar month following the calendar month in which such Participant's employment with the Company terminates, subject to certain exceptions. There is no trading market for the Obligations.

     Compensation deferred by a Participant ("Participant Deferrals") shall be held in individual bookkeeping accounts for each Participant established by the Committee. Company matching contributions ("Company Contributions") shall be held in an individual bookkeeping account for each Participant established by the Committee. Participant Deferrals shall be deemed to be invested in accordance with the investment alternatives the Participants select and the terms of the Plan. The investment alternatives are determined by the Committee and currently include (i) Fidelity U.S. Bond Index Fund, (ii) Spartan U.S. Equity Index Fund, (iii) Fidelity Puritan(r) Fund, (iv) Fidelity Blue Chip Growth Fund, (v) Fidelity Diversified International Fund, (vi) Fidelity Retirement Government Money Market Portfolio, (vii) Mutual Qualified Fund Class Z, (viii) FMC Unitized Stock Fund, (ix) Sequoia Fund, Inc. and (x) Clipper Fund. Company Contributions shall be automatically deemed to be invested in common stock of the Company ("Common Stock"). Each Participant account shall be deemed to receive all interest, dividends, earnings and other property that would have been received with respect to an investment alternative or Common Stock, as the case may be, deemed to be held in such account if the Company actually owned such an investment alternative or Common Stock, as the case may be; provided, however, no Participant shall be deemed to receive voting rights with respect to Common Stock deemed to be held in such account.

     A Participant's rights to any amounts credited to his accounts shall not be grantable, transferable, pledgeable or otherwise assignable by the Participant and may only pass upon the Participant's death pursuant to the terms of the Plan, pursuant to a beneficiary designation made by a Participant in accordance with the terms of the Plan or pursuant to the laws of inheritance. The Obligations are not subject to early redemptions, in whole or in part. The Obligations are not convertible into any other security of the Company. No trustee has been appointed to take action with respect to the Obligations, and each Participant shall be responsible for enforcing his own rights with respect to the Obligations. The Company reserves the right to amend or terminate the Plan; provided, however, that any such action shall not adversely affect the right of any Participant to receive any amounts credited to his accounts.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities being registered hereby has been passed upon by Steven H. Shapiro, Esq., Associate General Counsel and Assistant Secretary of the Company. Mr. Shapiro is not currently eligible to participate in the Plan. However, Mr. Shapiro will be eligible to participate in the Plan in the future. Mr. Shapiro holds options to acquire 2,500 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Article XI of the Company's Restated By-Laws provides that the Company shall indemnify its directors and officers to the full extent permitted by
Section 145 of the GCL.

     The Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except (a) for any breach of the directors' duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the GCL or (d) for transactions from which directors derive improper personal benefit.

     The Company maintains directors' and officers' liability insurance coverage.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     Exhibit No.   Description
     -----------   -----------
     4.1           FMC Corporation Non-Qualified Retirement and Thrift Plan, as
                   filed with the Commission on March 18, 1998 as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-02376) and
                   incorporated herein by reference

     4.2 Amendment to the FMC Corporation Non-Qualified Retirement and Thrift Plan

     5.1 Opinion of Steven H. Shapiro, Esq. as to the legality of the securities being registered

     23.1          Consent of KPMG Peat Marwick LLP

     23.2          Consent of Steven H. Shapiro, Esq. (included as part of
                   Exhibit 5.1)

     24.1          Powers of Attorney (included on the signature page hereof)

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FMC Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 29, 1998.


                                 FMC CORPORATION


                                 By: /s/ Michael J. Callahan
                                    ---------------------------------------
                                 Name:  Michael J. Callahan
                                 Title: Executive Vice President and
                                        Chief Financial Officer
                                        (Principal Financial Officer)


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. Callahan, Ronald
D. Mambu and J. Paul McGrath, and each or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

             Signature                             Title                            Date
------------------------------------  ----------------------------------  --------------------------

/s/ Robert N. Burt                    Chairman of the Board, Chief            December 29, 1998
---------------------------------     Executive Officer and Director
Robert N. Burt                        (Principal Executive Officer)


/s/ Larry D. Brady                    President and Director                  December 29, 1998
---------------------------------
Larry D. Brady

/s/ Michael J. Callahan               Executive Vice President and Chief      December 29, 1998
---------------------------------     Financial Officer (Principal
Michael J. Callahan                   Financial Officer)

/s/ Ronald D. Mambu                   Vice President and Controller              December 29, 1998
---------------------------------     (Principal Accounting Officer)
Ronald D. Mambu


/s/ B.A. Bridgewater, Jr.             Director                                   December 29, 1998
---------------------------------
B.A. Bridgewater, Jr.


/s/ Patricia A. Buffler               Director                                   December 29, 1998
---------------------------------
Patricia A. Buffler


/s/ Albert J. Costello                Director                                   December 29, 1998
---------------------------------
Albert J. Costello


/s/ Paul L. Davies, Jr.               Director                                   December 29, 1998
---------------------------------
Paul L. Davies, Jr.


/s/ Jean A. Francois-Poncet           Director                                   December 29, 1998
---------------------------------
Jean A. Francois-Poncet


/s/ Edward C. Meyer                   Director                                   December 29, 1998
---------------------------------
Edward C. Meyer


/s/ Edward J. Mooney                  Director                                   December 29, 1998
---------------------------------
Edward J. Mooney


/s/ William F. Reilly                 Director                                   December 29, 1998
---------------------------------
William F. Reilly


/s/ James R. Thompson                 Director                                   December 29, 1998
---------------------------------
James R. Thompson


/s/ Clayton Yeutter                   Director                                   December 29, 1998
---------------------------------
Clayton Yeutter

                                 EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------
4.1            FMC Corporation Non-Qualified Retirement and Thrift Plan, as
               filed with the Commission on March 18, 1998 as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-02376) and incorporated herein by reference

4.2            Amendment to the FMC Corporation Non-Qualified Retirement and
               Thrift Plan

5.1 Opinion of Steven H. Shapiro, Esq. as to the legality of the securities being registered

23.1           Consent of KPMG Peat Marwick LLP

23.2           Consent of Steven H. Shapiro, Esq. (included as part of Exhibit
               5.1)

24.1           Powers of Attorney (included on the signature page hereof)